AMENDMENT NO. 1
                                     TO THE
                            ICG COMMUNICATIONS, INC.
                             1996 STOCK OPTION PLAN




     Effective for Options granted on or after February 11, 1997 under the ICG Communications, Inc. 1996 Stock Option Plan, as effective August 2, 1996 (the "Plan"), the Plan is hereby amended as follows:

     1. The last sentence of Clause (viii) of Subsection A of SECTION V of the Plan is hereby amended by deleting such sentence in its entirety and by substituting therefor the following:

          "Notwithstanding the provisions of the immediately preceding sentence, if an Optionee's employment is terminated by the Corporation or by any Parent or Subsidiary for Good Cause, the Optionee shall, at the time of such termination of employment, forfeit his rights to exercise all of such Options."